 EXHIBIT 11.2

1331 NW Lovejoy St, Ste. 900 Portland, OR 97209-3280 503.226.1191 Phone 503.226.0079 Fax

503.226.8636 Direct apear@buchalter.com

February 22, 2021

Iron Bridge Mortgage Fund
9755 SW Barnes Road, Suite 420
Portland, OR 97225

Re:	Iron Bridge Mortgage Fund, LLC Offering Statement on Form 1-A

Dear Ladies and Gentlemen:

We have acted as securities counsel to Iron Bridge Mortgage Fund, LLC (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) relating to the offer by the Company of up to $32,000,000 of the Company’s Senior Secured Demand Notes (the “Senior Notes”).

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Securities Act of 1933, as amended.

In connection with rendering this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to this opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based on the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, the Senior Notes are duly authorized and, upon issuance and delivery of the Senior Notes and the receipt by the Company of all consideration therefor in accordance with the terms described in the Offering Statement, the Senior Notes will be validly issued and will constitute binding obligations of the Company in accordance with their terms.

Iron Bridge Mortgage Fund

February 22, 2021

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a) We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than the internal laws of the State of Oregon, as in effect of the date of this letter. We assume no obligation to revise or supplement the opinion should the laws be changed after the effective date of the Offering Statement by legislative action, judicial decision or otherwise.

(b) Our opinions contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally, including without limitation laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Buchalter, a Professional Corporation

Buchalter, a Professional Corporation